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                                                                    EXHIBIT 99.1


[LOGO] ma(c)rovision                                     Macrovision Corporation
                                                           2830 De La Cruz Blvd.
                                                           Santa Clara, CA 95050

                                                             (408) 562-8400 Main
                                                              (408) 567-1800 Fax


MACROVISION APPOINTS ROBERT J. MAJTELES TO BOARD OF DIRECTORS


SANTA CLARA, CALIF. (BUSINESS WIRE)--February 9, 2006--Macrovision(R) Corporation (Nasdaq: MVSN) today announced that Robert J. MajteLEs has been appointed to serve on its Board of Directors.

Majteles is the founder of Treehouse Capital LLC, an investment firm focused on blending value and growth investment disciplines to make active investments in later-stage technology companies. Majteles brings nearly 20 years of successful investing and managerial experience to the Board in such areas as enterprise software, telecommunications software and equipment, and rich media technologies.

"I am pleased to welcome Rob Majteles to Macrovision's Board of Directors," said Fred Amoroso, CEO of Macrovision Corp. "Rob brings to the Board a well-rounded range of business experience."

In addition to serving as an active board member in Treehouse's portfolio companies, Majteles is an Affiliate Director of Coral Capital Management, a Lecturer at the Lester Center for Entrepreneurship, Haas School of Business, University of California, Berkeley, and a Member of the Board of Trustees of the Head-Royce School, Oakland, California.

Majteles joins Macrovision Board members John O. Ryan, William A. Krepick, Alfred J. Amoroso, Donna S. Birks, Steven G. Blank, William Stirlen, and Thomas Wertheimer.

ABOUT MACROVISION
Macrovision provides distribution, commerce and consumption solutions for software and entertainment content to the home video, PC games, music, cable/satellite, consumer software, and enterprise software industries, Macrovision holds a total of 222 issued or pending United States patents and 1,204 issued or pending international patents, and continues to increase its patent portfolio with new and innovative technologies in related fields. Macrovision is headquartered in Santa Clara, California, U.S.A. with other offices across the United States and around the world.

More information about Macrovision can be found at WWW.MACROVISION.COM.

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(C)Macrovision 2006. Macrovision is a registered trademark of Macrovision
Corporation.


MEDIA CONTACT:
Julia Hughes
Macrovision Corporation
Tel +1 (650) 642-6777
jhughes@macrovision.com
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